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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 30, 2004

PACIFIC ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	313345 (Commission File Number)	68-0490580 (IRS Employer Identification No.)
5900 Cherry Avenue Long Beach, CA 90805-4408 (Address of Principal Executive Offices)

(562) 728-2800
(Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        On June 30, 2004, pursuant to a definitive purchase and sale agreement, we completed the acquisition of the Mid Alberta Pipeline ("MAPL") from Imperial Oil. MAPL pipeline is located in Alberta, Canada. The acquisition price for MAPL was Cdn$31.5 million, of which Cdn$5.0 million will be payable in three years. In addition to MAPL pipeline, we acquired linefill for Cdn$5.0 million and we expect to incur approximately Cdn$4.0 million for transaction costs and first-year capital expenditures. The aggregate purchase price including linefill, transaction costs and first-year construction costs was approximately U.S. $30.2 million and was funded principally from our existing Canadian credit facility.

        The MAPL pipeline is a 138-mile proprietary pipeline. MAPL pipeline originates at Edmonton, Alberta and terminates in Sundre, Alberta, where it connects to the Rangeland Pipeline system. We acquired the Rangeland Pipeline system on May 11, 2004. The Rangeland Pipeline system extends south from Sundre, Alberta to the U.S.-Canada border where it connects to our Rocky Mountain pipeline operations. The combination of the Rangeland Pipeline system, MAPL pipeline and our Rocky Mountain pipeline operations, along with various third party connecting pipelines, will allow us to serve 14 refineries in the U.S. Rocky Mountain region, which processes nearly 600,000 bpd of crude oil. The Rangeland Pipeline system also delivers crude oil, condensate and butane north to Edmonton, Alberta through third-party pipelines.

        The addition of MAPL pipeline will allow us to transform Rangeland Pipeline system from what is now principally a gathering pipeline serving declining conventional production areas in central and Southern Alberta, into a main line transportation system with access in Edmonton to the growing synthetic oil production of northern Alberta.

        The Rangeland Pipeline system and MAPL pipeline have each historically been operated on a proprietary basis. Imperial Oil operated the MAPL pipeline as a cost center, shipping its oil to its customers. Combining the Rangeland Pipeline and MAPL pipeline with our Rocky Mountain pipeline operations, under common management, will allow us to increase the revenue-generating capability of these assets by operating them as part of a functionally integrated system designed to connect increasing sources of crude oil supply in Alberta with refineries in the U.S. Rocky Mountains. We expect to expand the throughput volume of MAPL pipeline by establishing connections with other pipelines, and by constructing a pump station and receiving station in Edmonton, Alberta. This new pump station and receiving terminal will enable us to access multiple sources of Canadian crude oil, including the projected increase in synthetic crude oil production.

        Over the next year, we will construct a new initiating terminal facility with multiple pipeline connections in Edmonton, Alberta. In the interim, current volumes of approximately 7,000 bpd are expected to continue being transported on MAPL pipeline. The Rangeland Pipeline system will transport these volumes plus its current volumes of approximately 38,000 bpd for a total volume of 45,000 bpd south to the United States. In addition, approximately 20,000 bpd will continue to be gathered and transported north to Edmonton, Alberta. When transporting light crude oil, MAPL has an estimated capacity of approximately 50,000 bpd and the Rangeland Pipeline system has an estimated capacity of approximately 85,000 bpd south to the U.S.-Canada border.

        The first section of MAPL pipeline was constructed in 1960 and other sections were constructed in 1985 and 1994. We anticipate depreciating the pipeline over forty years from the date we acquired it.

        Imperial Oil did not make any of its employees available for possible employment with us following the completion of the acquisition. Pursuant to the definitive purchase and sale agreement, we entered into a two-year transitional services agreement with Imperial Oil whereby Imperial Oil has agreed to provide necessary services to operate the initiating pump station and the control center and software that controls movements in the MAPL pipeline. We have the right to cancel the transitional services agreement at any time. We expect to assume all MAPL pipeline operations and transfer MAPL operations to our Rangeland control center after our initiation facilities in Edmonton are constructed and operational.

        We did not acquire accounting software or hardware with the purchase. The complex task of volumetric and revenue accounting will be consolidated with the accounting process currently in place for the Rangeland Pipeline system. We will use our existing financial accounting software for other accounting functions.

        The acquisition of MAPL will be accounted for as an acquisition of assets, and not as an acquisition of a continuing business operation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (a)

    Financial Statements of Business Acquired.

          Historical financial statements are not required pursuant to Rule 3-05 of Regulation S-X.

  (b)

    Pro Forma Financial Statements.

          Pro forma financial statements are not required pursuant to Rule 11-01 of Regulation S-X.

  (c)

    Exhibits.

10.1	Agreement of Purchase and Sale dated June 1, 2004, by and among Imperial Oil and Rangeland Northern Pipeline Company and Pacific Energy Partners L.P.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ENERGY PARTNERS, L.P.
By:	PACIFIC ENERGY GP, INC. its General Partner
By:	/s/ GERALD A. TYWONIUK Gerald A. Tywoniuk Senior Vice President, Chief Financial Officer and Treasurer

Date: July 14, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement of Purchase and Sale dated June 1, 2004, by and among Imperial Oil and Rangeland Northern Pipeline Company and Pacific Energy Partners L.P.

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  ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX